Exhibit 4.1
SECOND AMENDMENT TO CREDIT FACILITY AGREEMENT
     THIS SECOND AMENDMENT, dated as of the 14th day of June, 2006, to that certain Amended and Restated Credit Facility Agreement dated as of July 12, 2005, as amended by a First Amendment to Credit Facility Agreement dated as of February 24, 2006 (the “Agreement”), between BANK OF AMERICA, N.A., a national banking association and successor by merger to Fleet National Bank, having an office at One East Avenue, Rochester, New York 14638 (the “Bank”), and GRAHAM CORPORATION, a corporation formed under the laws of the State of Delaware with offices at 20 Florence Avenue, Batavia, New York 14020 (the “Borrower”).
     The parties hereby agree as follows:
     1. Agreement Ratified. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect, and this Amendment and all of its terms, provisions and conditions shall be deemed to be a part of the Agreement. All capitalized terms used herein and not defined shall have the meanings given them in the Agreement.
     2. Section 2.1. Section 2.1 of the Agreement shall be amended as follows:
   2.1 Revolving Line. Subject to the terms and conditions of this Agreement, the Bank hereby establishes for the benefit of the Borrower a revolving line of credit in the maximum principal amount of Twenty Million Dollars ($20,000,000.00) outstanding at any one time. The proceeds of the Revolving Line shall be used to meet the Borrower’s letter of credit and working capital requirements. Subject to the terms of this Agreement, the Borrower may borrow, repay, and reborrow under the Revolving Line so long as the aggregate principal amount outstanding at any time, plus (a) the undrawn amount of all Letters of Credit and (b) the outstanding principal amount of all Term Loans, does not exceed $20,000,000.00.
     3. Amended and Restated Revolving Line Note. The Borrower shall execute and deliver to the Bank an Amended and Restated Revolving Line Note in the form attached hereto as Exhibit A, to evidence the changes described in paragraph 2 above.
     4. Article 3 of the Agreement shall be amended to read as follows:
ARTICLE 3 — LETTERS OF CREDIT
   3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, the Bank will make Letters of Credit available for the account of the Borrower or, subject to the terms described below, for the account of the Borrower’s Chinese subsidiary, Graham Vacuum and Heat Transfer Technology (Suzhou) Co., Ltd. (“Graham China”) in an aggregate stated face amount not exceeding the lesser of (a) Twelve Million Dollars ($12,000,000), and (b) the availability under the Revolving Line. Letters of Credit will be made promptly available for the Borrower’s or Graham China’s work in process (to support customer progress payments) or as otherwise requested by Borrower or Graham China for general business purposes. Letters of Credit issued for the account of Graham China may be either in US Dollars or in Chinese RMBs, as requested by Graham China at the time the Letter of Credit is issued. The stated amount outstanding under all Letters of Credit at all times shall reduce, dollar for dollar, the amount available for advances under the Revolving Line. The Letters of Credit shall be in form satisfactory to the Bank and will be for a term of up to three (3) years from the date of issuance, except that Letters of Credit in the aggregate face amount of $8,000,000.00 may have maturities of up to five (5) years from the date of issuance and may extend for up to five (5) years beyond the Revolving Credit Termination Date. The total face amount of all Letters of Credit issued for both the Borrower and Graham China may never exceed $12,000,000.00, with initial sublimits of $11,000,000.00 for the Borrower and $1,000,000.00 for Graham China. The Bank agrees that it will, from time to time revise this allocation on the basis of the Borrower’s and Graham China’s respective needs, but subject always to the approval of the Bank.
   3.2 Commissions. The Borrower or Graham China, as the case may be, will pay letter of credit commissions to the Bank on the date of issuance of the Letter of Credit and on each anniversary date thereafter if the Letter of Credit is renewed or has a maturity in excess of one year from the date of issuance, equal to one and one-quarter of one percent (1.25%) of the undrawn amount thereof for standby letters of credit, and one-quarter of one percent (0.25%) of the undrawn amount thereof for documentary letters of credit. Commissions on letters of credit having maturities of less than one year shall be charged ratably. In addition, the Borrower or Graham China, as the case may be, will pay to the Bank a $150 administrative fee for each Letter of Credit issued pursuant to this Agreement.
   3.3 Reimbursement. The Borrower or Graham China, as the case may be, will execute a Reimbursement Agreement that is satisfactory to the Bank, documenting its Obligations with respect to each of the Letters of Credit issued for its account. In addition, the Borrower agrees that it will co-sign each Reimbursement Agreement relating to a Letter of Credit issued for the account of Graham China, and will be jointly and severally liable, with Graham China, for all amounts owing to the Bank with respect to such Letters of Credit, including without limitation reimbursement amounts, interest thereon, fees, charges and penalties. Among other items, the Reimbursement Agreement will require immediate reimbursement to the Bank for all amounts drawn under the Letters of Credit, and outstanding drawn amounts not so reimbursed may, at the discretion of the Bank, be treated as advances under the Revolving Line.
   All payments shall be made by Borrower or Graham China to Bank at the address for Bank first shown above in this Agreement or such other place as Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without deduction or withholding for, any taxes or other payments.
     5. Section 10.7. Section 10.7 of the Agreement shall be amended to read as follows:

   10.7 Material Changes. Permit any material change to be made in the character of the business of the Borrower, or in its President, Chief Operating Officer or Chief Financial Officer, other than for cause unless Borrower shall have provided for a successor reasonably acceptable to the Bank, or in the nature of its operations as carried on at the date hereof.
     In addition, the Borrower has informed the Bank that on or around June 30, 2006, James Lines will replace William Johnson as its Chief Operating Officer and a member of its Board of Directors. The Bank agrees that Mr. Lines is an acceptable successor and that this change does not constitute a violation of Section 10.7.
     6. Representations and Warranties. The Borrower confirms the accuracy of and remakes as of the date hereof all of its representations, warranties contained in the Agreement. The Borrower further represents and warrants to the Bank that all necessary action on the part of the Borrower relating to authorization of the execution and delivery of this Amendment, and the performance of the Obligations of the Borrower thereunder has been taken. This Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. The execution and delivery by the Borrower of the Amendment, and the performance by the Borrower of the Amendment, will not violate any provision of law or the Borrower’s Certificate of Incorporation or By-laws or organizational or other documents or agreements. The execution, delivery and performance of the Amendment, and the consummation of the transactions contemplated thereby will not violate, be in conflict with, result in a breach of, or constitute a default under any agreement to which the Borrower is a party or by which any of its properties is bound, or any order, writ, injunction, or decree of any court or governmental instrumentality, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of its properties.
     7. No Events of Default. The Borrower confirms that as of the date hereof, there exists no condition or event that constitutes (or that would after expiration of applicable grace or cure periods constitute) an Event of Default as described in Article 14 of the Agreement.
     8. No Offsets. As of the date hereof, the Borrower has no defenses, offsets, claims or counterclaims with respect to its obligations arising under the Agreement or this Amendment and all related documents and instruments.
     9. Governing Law. This Amendment, together with all of the rights and obligations of the parties hereto, shall be construed and interpreted in accordance with the laws of the State of New York, excluding the laws applicable to conflicts or choice of law.
     IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

BANK OF AMERICA, N.A.	GRAHAM CORPORATION

By:	By:

	Colleen O’Brien		Ron Hansen
Title:	Vice President	Title:	Vice President

Exhibit A
AMENDED AND RESTATED REVOLVING LINE NOTE

$20,000,000.00	June 14, 2006
     Unless otherwise expressly provided herein, all capitalized terms in this Revolving Line Note shall have the meanings given to them in the Amended and Restated Credit Facility Agreement dated as of July 12, 2005, as amended on February 24, 2006 and on the date hereof, between the undersigned, Graham Corporation (“Borrower”) and Bank of America Company, N.A. (“Bank”), as the same may be amended, extended, replaced, or modified from time to time (the “Credit Agreement”).
     FOR VALUE RECEIVED, GRAHAM CORPORATION hereby promises to pay to the order of BANK OF AMERICA, N.A. at One East Avenue, Rochester, New York 14604, or at such other places as Bank may specify in writing to Borrower, the principal sum of Twenty Million Dollars ($20,000,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Line advances made by Bank to Borrower. The Bank shall maintain a record of amounts of principal and interest payable by Borrower from time to time, and the records of Bank maintained in the ordinary course of business shall be prima facie evidence of the existence and amounts of the Borrower’s obligations recorded therein. In addition, Bank may mail or deliver periodic statements to Borrower indicating the date and amount of each advance hereunder (but any failure to do so shall not relieve Borrower of the obligation to repay any advance). Unless Borrower questions the accuracy of an entry on any periodic statement within thirty business days after such mailing or delivery by Bank, Borrower shall be deemed to have accepted and be obligated by the terms of each such periodic statement as accurately representing the advances hereunder. In the event of transfer of this Revolving Line Note, or if the Bank shall otherwise deem it appropriate, Borrower hereby authorizes Bank to endorse on this Revolving Line Note the amount of advances and payments to reflect the principal balance outstanding from time to time. Bank is hereby authorized to honor borrowing and other requests received from purported representatives of Borrower orally, by telecopy, in writing, or otherwise. Oral requests shall be conclusively presumed to have been made by an authorized person and Bank’s crediting of Borrower’s account with the amount requested shall conclusively establish Borrower’s obligation to repay the amount advanced.
     Interest. Outstanding amounts under this Revolving Line Note shall bear interest, except as otherwise specifically provided herein, at a variable rate per annum equal to the Prime Rate in effect from time to time minus the Applicable Prime Rate Margin. Changes in the interest rate shall become effective automatically and without notice at the time of changes in the Prime Rate.
     The Borrower from time to time, however, may elect to have portions of the principal outstanding under this Revolving Line Note bear interest at the fixed per annum rate equal to the one-month, two-month, or three- month LIBOR Rate plus the Applicable LIBOR Margin for the period applicable to that rate by giving at least two (2) business days’ prior notice in writing or by telecopy to the Bank. The notice shall specify (i) the rate chosen, (ii) the outstanding principal amount to bear interest at the applicable LIBOR Rate (with any outstanding amounts from time to time under this Revolving Line Note, in excess of such specified amount, to bear interest at the rate based upon the Prime Rate), and (iii) the commencement date for such rate. No LIBOR Interest Period may be elected that would extend beyond the maturity date of this Revolving Line Note. The rate of interest so elected shall be in effect for the respective applicable LIBOR Interest Period. The Borrower shall be responsible for all Break Costs including without limitation those applicable if during any period in which a LIBOR based rate or rates is or are in effect, if the principal amount outstanding under this Revolving Line Note bearing interest at such respective rate or rates is ever less than the principal amount stated in the respective election notice or notices for such period.
     Interest shall be calculated on the basis of a 360 day year and using the actual number of days elapsed. Interest shall continue to accrue after maturity (including after acceleration and judgment) at the rate required by this Revolving Line Note until this Revolving Line Note is paid in full.
     The rate of interest on this Revolving Line Note may be increased under the circumstances provided in the Credit Agreement. The right of Bank to receive such increased rate of interest shall not constitute a waiver of any other right or remedy of Bank.
     Payments. Payments of all accrued interest under this Revolving Line Note shall be due on the first day of each month.
     All remaining outstanding principal and accrued interest shall be due and payable in full upon the earlier of (a) at the option of the Bank, upon written notice to Borrower, an Event of Default, or (b) the Revolving Line Termination Date, provided that under certain circumstances, some or all of the principal amounts outstanding under this Revolving Line Note may be converted to a Term Loan in accordance with the terms of Article 4 of the Credit Agreement.
     In the event the Borrower becomes aware, or receives notice (oral or written) from the Bank, that principal amounts outstanding under this Revolving Line Note exceed the maximum available amount described herein at any time, Borrower promptly shall make a principal payment to the Bank sufficient to reduce outstanding principal amounts to the maximum amount available hereunder.
     All payments shall be made by Borrower to Bank at the address for Bank first shown above in this Revolving Line Note or such other place as Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without deduction or withholding for, any taxes or other payments. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default or demand for payment in full, payments will be applied to the obligations of Borrower to the Bank as Bank determines in its sole discretion.

     Late Charge. If the entire required amount of principal and/or interest is not paid in full within ten (10) days after the same is due, Borrower shall pay to Bank a late fee equal to five percent (5%) of the overdue amount. Such late charge shall be in addition to interest.
     Prepayment. This Revolving Line Note is prepayable to the extent allowed by, and on the terms provided by the Credit Agreement.
     Maximum Rate. All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Revolving Line Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Revolving Line Note to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the documents and agreements related hereto at the time performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.
     Business Days. If this Revolving Line Note or any payment hereunder becomes due on a day other than a Business Day, payment shall be extended to the next succeeding Business Day, but any interest or fees shall be calculated based upon the actual time of payment.
     Events of Default. This Revolving Line Note shall become immediately due and payable in full, without further presentment, protest, notice or demand, upon the happening of any Event of Default as provided in the Credit Agreement.
     Default Rate. Upon Default or after maturity or after judgment has been rendered with respect to the Obligations, or upon an Event of Default, the unpaid principal of all Obligations shall, at the option of the Bank, bear interest at a rate which is four (4) percentage points per annum greater than that which would otherwise be applicable.
     Set Off. The Borrower hereby grants to Bank a continuing lien, security interest, and right of set off as security for the Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank of America Corporation and its successors and assigns or in transit to any of them. At any time during the existence of a Default or Event of Default, without demand or notice (any such notice being expressly waived by Borrower), Bank may set off the same or any part thereof and apply the same to any Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SET OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS, OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.
     Modification of Terms. The terms of this Revolving Line Note cannot be changed, nor may this Revolving Line Note be discharged in whole or in part, except by a writing executed by Bank. In the event that Bank demands or accepts partial payments of this Revolving Line Note, such demand or acceptance shall not be deemed to constitute a waiver of the right to demand the entire unpaid balance of this Revolving Line Note at any time in accordance with the terms hereof. Any delay or omission by Bank in exercising any rights hereunder shall not operate as a waiver of such rights.
     Costs and Expenses. Borrower shall pay on demand all reasonable expenses of Bank in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with Bank’s exercise, preservation, or enforcement of any of its rights, remedies, or options hereunder, including without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with any loan or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.
     Assignment/Participation. All the terms and provisions of this Revolving Line Note shall inure to the benefit of and be binding upon and be enforceable by the parties and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by any holder hereof.
     The Bank may at any time pledge or assign all or any portion of its rights under this Revolving Line Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Bank from its obligations under any of this Revolving Line Note or any other loan documents.
     The Bank shall have the unrestricted right at any time or from time to time, and without Borrower’s consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each an “Assignee”), and Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Revolving Line Note and to any other loan documents, as the Bank shall deem necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments, and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank and such Assignee, such Assignee shall be a party to this agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all other loan documents) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.
     The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each a “Participant”) participating interests in Bank’s obligation to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations hereunder.
     The Bank may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that the Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.
     Loss or Mutilation. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction, or mutilation of this Revolving Line Note, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of this Revolving Line Note, Borrower will issue, in lieu thereof, a replacement note or other loan document in the same principal amount thereof and otherwise of like tenor.
     Regulation U. No portion of the proceeds of this Revolving Line Note shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.
     Miscellaneous. To the fullest extent permissible by law, Borrower waives presentment, demand for payment, protest, notice of nonpayment, and, except as otherwise provided in the Credit Agreement, all other demands or notices otherwise required by law in connection with the delivery, acceptance, performance, default, or enforcement of this Revolving Line Note. Borrower consents to extensions, postponements, indulgences, substitutions or releases of collateral, and substitutions or releases of other parties primarily or secondarily liable herefor, and agrees that none of the same shall affect Borrower’s obligations under this Revolving Line Note which shall be unconditional.

     Choice of Law. This Revolving Line Note and the rights and obligations of the parties hereunder, shall be construed, interpreted, governed and enforced in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).
     Enforcement/Waiver of Jury Trial. BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS REVOLVING LINE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN MONROE COUNTY OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.
     BORROWER AND BANK (BY ACCEPTANCE OF THIS REVOLVING LINE NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS REVOLVING LINE NOTE OR ANY OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THIS REVOLVING LINE NOTE OR THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS REVOLVING LINE NOTE AND MAKE THE LOANS CONTEMPLATED HEREUNDER.

GRAHAM CORPORATION

By: ________________________________________

Title: _______________________________________

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